Exhibit 10.3

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT, dated as of February 3, 2025 (this “Agreement”), between Outbrain Inc., a Delaware corporation (the “Company”), Altice Teads S.A., a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 1, rue Hildegard von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg, registered with the Commercial and Companies Register of Luxembourg (Registre de Commerce et des Sociétés, Luxembourg) under number B215423 (“AT” and together with any Affiliates of AT that acquire Acquisition Stock (as defined below) from AT or any Affiliates of AT, the “Teads Stockholders”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Share Purchase Agreement, dated as of August 1, 2024, by and among the Company, TEADS, a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue de la Boucherie, L-1247 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Commercial and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B113995 (“Teads”) and AT (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), the Company is to acquire 100% of the share capital of Teads (the “Acquisition”) (capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement);

WHEREAS, as part of the consideration for the Acquisition, the Company is to issue to AT an aggregate of 43,750,000 shares (the “Acquisition Stock”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”); and

WHEREAS, the Teads Stockholders and the Company desire to enter into this Agreement in order to, inter alia, (i) set forth certain of their rights, duties and obligations as a result of the Acquisition contemplated by the Purchase Agreement; (ii) provide for the governance of the Company; and (iii) set forth restrictions on certain activities in respect of the Acquisition Stock, corporate governance, and other related corporate matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.	Corporate Governance Matters

1.1 Board Structure.

(a) Unless otherwise determined by the board of directors of the Company (the “Board”), the Board shall at all times consist of a majority of directors who are independent, as defined under the applicable listing rules of The Nasdaq Stock Market (the “Independent Directors” and such rules, the “Listing Rules”).  In addition, unless otherwise determined by the Board, a majority of the Company’s directors shall not be Affiliates of any stockholder of the Company that Beneficially Owns, together with its Affiliates, 10% or more of the voting rights in the Company (the “Non-Affiliated Directors”).

(b) The Board shall initially consist of 10 directors (inclusive of the directors appointed pursuant to Section 1.2(a)).

(c) “Affiliate” means, as to any Person, (i) any other Person who directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person, (ii) with respect to a Person who is a natural person, any member of the immediate family of such individual, including such individual’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any other Person who lives in such individual’s household and any trust whose primary beneficiary is such individual or one or more members of such immediate family, and (iii) with respect to the term Non-Affiliated Director, any Person that either he or any of his or her Affiliates, serves as an employee, officer, director, consultant, advisor or representative, or is a family member as described in clause (ii) above, in each case, of the specific stockholder or any of its Affiliates.  Notwithstanding anything herein to the contrary, for purposes of this Agreement, neither the Company nor any of its subsidiaries, on the one hand, and any Teads Stockholder, on the other hand, shall be deemed to be Affiliates of each other.

(d) “Beneficially Owns” means, with respect to Common Stock, having “beneficial ownership” of such stock for purposes of Rule 13d-3 or 13d-5 promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), without giving effect to the limiting phrase “within sixty days” set forth in Rule 13d-3(1)(i) thereof.  The terms “Beneficial Owner” and “Beneficial Ownership” shall have correlative meanings.

(e) “Control” (including its correlative meanings, “Controlled” and “Controlled by”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

(f) “Financial Institution” means a bank, broker or credit institution whose activities include purchasing debt securities or other financial assets or lending monies, but excluding a hedge fund or other similar Person whose primary business activity consists of investing in securities or other financial assets as principal for its own account.

(g) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a cooperative, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any governmental authority or any department, agency or political subdivision thereof.

1.2 Director Nomination Rights.

(a) At the closing of the Acquisition (the “Closing”), the Board shall take all necessary action to cause the number of directors to be expanded by two (2) and to cause to be appointed to the Board of Directors the following Teads Designees (as defined below):

(i) Dexter Goei, as a Class II Director, subject to completion of the Company’s standard background check (to be completed promptly after the Closing Date), it being agreed that (i) Mr. Goei shall be appointed to the Board as promptly as practicable after the Closing Date and (ii) until such appointment, the Company shall consult with Mr. Goei prior to the Board taking any material decision affecting the Company or its Subsidiaries;  and

(ii) Mark Mullen, as a Class II Director (together, the “Initial Designees”); provided that the appointment of Mr. Mullen shall occur as soon as practicable following, and subject to, his meeting with the nomination committee of the Board (to be scheduled promptly following the Closing Date) and completion of the Company’s standard background check. The Company and AT agree that, notwithstanding the fact that Mr. Mullen serves as an independent director at Altice USA, Inc., he will not be considered, by virtue of such fact, as an Affiliate for purposes of this Agreement.

(b) AT on behalf of the Teads Stockholders (but, for the avoidance of doubt, not any assignee or transferee of AT or any of the Teads Stockholders who is not an Affiliate of AT) shall have the right to nominate (for appointment to the Board either through action of the Board or election by the stockholders of the Company) the Teads Designees in accordance with this Section 1.2(b) in the case of the nomination or election of the Teads Designees (as defined below) and to remove at any time any Teads Designee (and to appoint a replacement Teads Designee in the event of any such removal).  Specifically, AT shall have the right to designate: (i) until the Initial Sunset Date (as defined below), two (2) persons for nomination by the Board for election to the Board (each person so designated pursuant to this Section 1.2(b), a “Teads Designee”), provided such persons are acceptable to the Board, in the Board’s reasonable, good faith determination, and provided further that (unless the Board determines under Section 1.2(a) to terminate the requirement thereunder for a majority of Independent Directors or a majority of Non-Affiliated Directors) at least one of such Teads Designees shall be both an Independent Director and a Non-Affiliated Director; and (ii) until the Second Sunset Date (as defined below), one (1) person for nomination by the Board for election to the Board, provided such person is acceptable to the Board, in the Board’s reasonable, good faith determination; and (iii) commencing on the three (3) year anniversary of the Closing (provided that on such three (3) year anniversary the Teads Stockholders together with their Affiliates hold in the aggregate at least 30% of the total voting power of the outstanding capital stock of the Company) and until the Third Sunset Date (as defined below), three (3) persons for nomination by the Board for election to the Board, provided such persons are acceptable to the Board, in the Board’s reasonable, good faith determination, and provided further that (unless the Board determines under Section 1.2(a) to terminate the requirement thereunder for a majority of Independent Directors or a majority of Non-Affiliated Directors) at least two of such Teads Designees shall be both an Independent Director and a Non-Affiliated Director.  For the avoidance of doubt, (x) the designation rights articulated in this Section 1.2(b) are separate and not cumulative and (y) to the extent that more than one of the foregoing clauses (i), (ii) and (iii) shall remain in effect, the clause that permits the Teads Stockholders to designate the greatest number of Teads Designees shall prevail.  For the avoidance of doubt, the Company hereby agrees that the Initial Designees are reasonably acceptable to the Board.  Notwithstanding the foregoing, the right of AT to nominate Teads Designees in accordance with this Section 1.2(b) shall terminate upon a material breach by AT of Section 1.3 or Section 2 if AT fails to cure such breach (if curable) following a period of 10 Business Days from provision of reasonably detailed written notice of such breach by the Company to AT.

(c) “Initial Sunset Date” shall mean the date on which the Teads Stockholders together with their Affiliates cease to hold in the aggregate at least 25% of the total voting power of the outstanding capital stock of the Company.  “Second Sunset Date” shall mean the date on which the Teads Stockholders together with their Affiliates cease to hold in the aggregate at least 10% of the total voting power of the outstanding capital stock of the Company.  “Third Sunset Date” shall mean the date on which the Teads Stockholders together with their Affiliates cease to hold in the aggregate at least 30% of the total voting power of the outstanding capital stock of the Company.  “Sunset Date” shall mean the Initial Sunset Date, the Second Sunset Date or the Third Sunset Date, as applicable.  AT undertakes to inform the Company in writing no later than 24 hours after any disposition of shares of the Company that, to its knowledge, results in the occurrence of any Sunset Date.  Without limitation of the foregoing, the Company shall inform AT as promptly as practicable after becoming aware of the occurrence of a Sunset Date.

(d) AT may not designate any person to be a Teads Designee who does not meet the requirements for director nominees as set forth in (i) the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, (ii) the Listing Rules (as applicable) or (iii) the applicable policies of the Company relating to director qualifications as in effect on the date hereof pursuant to the Company’s internal written policies related thereto (copies of which have been provided to AT prior to the date hereof or adopted after the date hereof with AT’s written consent).  The Board shall promptly and in good faith consider each Teads Designee designated pursuant to Section 1.2(a).  In the event that the Board fails to approve the nomination of any Teads Designee, AT shall have the right to designate an alternative Teads Designee for consideration.  AT shall in all material respects provide to the Company (i) all information reasonably requested by the Company that is required to be or customarily disclosed for directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or regulation or stock exchange rules or listing standards, in each case, relating to their nomination or election as a director of the Company and (ii) information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to their nomination or election as a director of the Company.

(e) The Company agrees, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), to (i) include any Teads Designee designated pursuant to and in accordance with Section 1.2(a) in the slate of nominees recommended by the Board for election at any relevant meeting of stockholders called for the purpose of electing directors, (ii) recommend such individuals to be elected as a director as provided herein, (iii) include such persons in the Company’s proxy materials and form of proxy disseminated to stockholders in connection with the election of directors at each applicable meeting of stockholders called for the purpose of electing directors, (iv) nominate such designees to be elected as directors and solicit proxies in favor of the election of such persons, and (v) in the event of replacement of a serving Teads Designee in between stockholders meetings, have such Teads Designee appointed as a director by the Board as promptly as practicable after such designation.

(f) AT shall cause such number of Teads Designee(s) that exceed the number of directors which the Teads Stockholders are then entitled to designate pursuant to Section 1.2(a) to offer his or her or their resignation(s) to the Board. as promptly as practicable following the date on which such designation right is reduced under Section 1.2(a).  In the event that the number of Teads Designees decreases due to the occurrence of a Sunset Date, AT may inform the Company in writing prior to or within five (5) Business Days after the Sunset Date which one of the Teads Designees shall be resigning, and in the absence of such notice from AT, the identity of the Teads Designee that will be resigning will be determined by the Board in good faith.

(g) So long as the members of the Board are allocated among separate classes of directors, any Teads Designees will be allocated to such class(es) as directed by the Company so as to ensure that the number of directors in each class shall be as nearly equal in number as is reasonably possible.  Accordingly, in the event of resignation of a Teads Designee, to the extent necessary, the Board may take action to achieve such goal, as soon as practicable.

(h) For so long as any Teads Designee serves as a director, (i) the Company shall provide such director with the same compensation, expense reimbursement, insurance, indemnity, exculpation and other arrangements provided to the other non-employee directors and (ii) the Company shall not amend or repeal any right to indemnification or exculpation covering or benefiting any such director as and to the extent consistent with applicable law, organizational documents of the Company and any indemnification agreements with directors (whether such right is contained in the organizational documents of the Company or another document) (except to the extent such amendment permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

1.3 Voting.  Until such time as the Teads Stockholders together with their Affiliates hold in the aggregate less than 15% of the total voting power of the outstanding capital stock of the Company, the Teads Stockholders agree with the Company that, except (i) with the Company’s prior written consent or (ii) to the extent that the Company is in material breach of its obligations under Section 1.2 above and fails to cure such breach (if curable) following a period of 10 Business Days from provision of reasonably detailed written notice of such breach by AT to the Company, each Teads Stockholder shall take such action at each meeting of the stockholders of the Company or any class thereof as may be required so that all shares of issued and outstanding shares of Common Stock Beneficially Owned, directly or indirectly, by it and/or by any of its Affiliates are voted in the same manner (“for,” “against,” “withhold,” “abstain” or otherwise) as recommended by the Board to other holders of the Common Stock.

2.	Standstill.

2.1 Until such time as the Teads Stockholders together with their Affiliates hold in the aggregate less than 15% of the total voting power of the outstanding capital stock of the Company(the “Standstill Period”), without the prior written approval of the Board to be given in its discretion, the Teads Stockholders shall not, and shall cause their Affiliates that are Entities (and anyone acting on behalf of any such Persons) as well as a controlling individual shareholder of a Teads Stockholder, but excluding such Affiliates’ directors and officers, other than in their capacity as such on behalf of Seller or its Affiliates that are Entities or as a controlling individual shareholder, not to:

(a) acquire or agree to acquire or make any proposal to acquire, directly or indirectly, Beneficial Ownership of any Common Stock (including in derivative form) other than the Acquisition Stock and other than in connection with a stock split, stock dividend, or similar transaction; provided that, subject to compliance with applicable securities laws, nothing in this Agreement (including but not limited to the restrictions in this Section 2) will prohibit or restrict such Teads Stockholders and their Affiliates from negotiating, evaluating or trading, directly or indirectly, in any index, exchange traded fund, benchmark or other basket of securities which may contain or otherwise reflect the performance of, any securities or indebtedness of the Company or any of its subsidiaries;

(b) form, join or in any way participate in a “group” (as defined under Section 13(d) of the Exchange Act), with respect to any equity securities of the Company (other than a “group” solely including the Teads Stockholders and their Affiliates with respect to any securities of the Company now or hereafter owned by them);

(c) call or seek to have called any annual or special meeting of the Company’s stockholders (each a “Stockholders’ Meeting”) or present or seek to present at any Stockholders’ Meeting any proposal for consideration for action by stockholders or for discussion only by the stockholders;

(d) “solicit” or become a “participant” in any “solicitation” of any “proxy” (as such terms are defined in Regulation 14A under the Exchange Act) from or by any other stockholder of the Company in connection with any vote on any matter, or agree or announce its intention to vote with any Person (other than the Company) or group undertaking a “solicitation”;

(e) seek, make or take any action, publicly or otherwise, to solicit or knowingly encourage any offer or proposal for any merger, consolidation, tender or exchange offer, sale or purchase of assets or securities or other business combination, restructuring, recapitalization or similar transaction involving the Company, its subsidiaries or a material amount of the assets or businesses of the Company or its subsidiaries or encourage, initiate or support any person or entity not a party to this Agreement (a “Third Party”) in any such activity (it being understood that the foregoing will not restrict Teads Stockholders and their Affiliates from tendering shares, receiving payment for shares or otherwise participating in any such transaction initiated by a third party on the same basis as other stockholders of the Company or any applicable subsidiary);

(f) otherwise act, alone or in concert with others, to (i) seek or propose to seek representation on or to control the management or Board, (ii) seek or propose to seek the removal of any member of management or the Board, (iii) otherwise seek or propose to seek to control the Board or management or the policies of the Company;

(g) enter into any discussions, negotiations, arrangements or understandings with any Third Party with respect to any of the foregoing, or knowingly advise, assist or encourage any Third Party in connection with any of the foregoing; or

(h) otherwise seek to control or influence the Company or the Board except as otherwise permitted by this Agreement.

Notwithstanding the foregoing, nothing herein shall prohibit the Teads Stockholders and their Affiliates from (i) exercising any rights under this Agreement or the Purchase Agreement or any Ancillary Agreements, (ii) submitting one or more confidential proposals for a potential non-hostile negotiated transaction to the Chairman or the Chief Executive Officer of the Company (or other individual(s) specifically designated in writing by the Chairman or the Chief Executive Officer of the Company) and (iii) taking any action that is specifically invited in writing by the Board.  In addition, nothing in this Section 2 or elsewhere in this Agreement will prohibit or restrict any Teads Designee serving as a director in his or her personal capacity as a director from exercising his or her rights and fiduciary duties as a director of the Company or restrict his or her discussions solely among other members of the Board and/or management, advisors, representatives or agents of the Company; provided that any such discussions are limited to communications in his or her personal capacity as a director.

3.	Restrictions on Transferability.

3.1 For a period of three (3) months beginning on the date hereof, except as permitted under Sections 3.3, 3.4 or 3.5, no Teads Stockholder shall, without the prior written approval of the Board, Transfer or agree to Transfer any shares of Common Stock Beneficially Owned, directly or indirectly, by such Teads Stockholder to any Person.

3.2 Following such three (3) month period, no Teads Stockholder shall Transfer or agree to Transfer any shares of Common Stock to any Person to the extent that, as a result of such Transfer, the Teads Stockholder knows (following reasonable inquiry and written confirmation from the transferee) that such Person would become the Beneficial Owner of 10% or more of the total voting power of the outstanding capital stock of the Company; provided that the restrictions in this Section 3.2 shall not apply to Transfers (a) effected on a national securities exchange (including through a broker dealer), (b) to Financial Institutions for the purpose of subsequent dispositions (subject to Section 3.3) or (c) effected in connection with public offerings pursuant to the Registration Rights Agreement, dated as of February 3, 2025, by and among the Company and AT (the “Registration Rights Agreement”).

3.3 In the event of a Transfer of any shares of Common Stock from a Teads Stockholder to a Financial Institution for the purpose of subsequent dispositions, the Financial Institution shall agree in writing (a copy of which agreement shall be delivered to the Company upon such Transfer and shall be deemed to be done for the benefit of and may be enforced by, the Company), as a condition to such Transfer, to be bound by the restriction set forth in Section 3.2 with respect to any Transfer of any shares of Common Stock by such Financial Institution, provided that the determination of whether any such Transfer by such Financial Institution would violate Section 3.2 shall be solely on the basis of any report on Schedules 13D or 13G promulgated under the Exchange Act publicly available on the date of such Transfer by the Financial Institution.  A Transfer of any shares of Common Stock to such Financial Institution may only be effected no less than seven (7) Business Days following any previous Transfer by any Teads Stockholder of any shares of Common Stock to a Financial Institution.

3.4 Notwithstanding anything else herein to the contrary, the Teads Stockholders may Transfer shares of Common Stock to their Affiliates, provided that AT and such Teads Stockholder certify to the Company in writing prior to such Transfer that the Transferee is an Affiliate of AT and that any such Affiliate agrees to be bound by the undertakings and obligations incumbent upon the Teads Stockholders pursuant to this Agreement and executes a joinder agreement substantially in the form attached as Exhibit A to this Agreement (the “Joinder Agreement”).

3.5 The Teads Stockholders may pledge shares of Common Stock to a Financial Institution (a “Pledgee”) provided that the Pledgee agrees that the Pledgee and its Affiliates shall be bound by Sections 1.3 and 2 hereof pursuant to a written agreement in customary form for the benefit of, and which may be enforced by, the Company.  Any such written agreement shall also provide that in the event the Pledgee realizes the pledge or any other security interest or otherwise exercises any right under such pledge or security interest as a result of which Beneficial Ownership of pledged Common Stock is thereupon Transferred to the Pledgee or any Affiliate thereof or such Pledgee otherwise has the authority or ability to cause or direct any subsequent Transfer of any Common Stock (a “Subsequent Transfer”) then, (a) any Subsequent Transfer by or on behalf of the Pledgee or any Affiliate thereof shall be subject to the restrictions in Sections 3.2 and 3.3; provided, however, that the Pledgee shall not be obligated to require the Subsequent Transferees thereof to comply with Sections 1.3 and 2 hereof; provided, further, that, a Subsequent Transferee may become as a result of such Subsequent Transfer the Beneficial Owner of 10% or more of the total voting power of the outstanding capital stock of the Company, subject to prior approval of the Board, which approval shall not be unreasonably withheld.  In connection with any such proposed Subsequent Transfer, the Pledgee shall provide advance written notice of such Subsequent Transfer to the Company.  Transfers by a Pledgee on a national securities exchange (including through a broker dealer) or in connection with a public offering pursuant to the Registration Rights Agreement shall not be bound by the restrictions of this Section 3.5.

3.6 Notwithstanding anything herein to the contrary, for a period of 12 months beginning on the Closing Date (the “Holdback Period”), AT shall not Transfer or agree to Transfer to any Person(s) (including any Teads Stockholder) in one or more transactions, any shares of Designated Common Stock owned, directly or indirectly, by AT (the “Holdback Amount”). The number of shares constituting Designated Common Stock shall be determined in accordance with the Purchase Agreement.  During the Holdback Period, the shares of Designated Common Stock shall remain available for satisfaction of any obligations arising under Article X of the Purchase Agreement.

3.7 In the event that any claims for Losses made in good faith and set forth in a Claim Notice shall remain outstanding as of the end of the initial 12-month Holdback Period, the Holdback Period shall be extended with respect to the then Designated Common Stock (the “Holdback Extension Period”) until such time as such claims have been resolved or satisfied in accordance with the Purchase Agreement.

3.8 Notwithstanding the foregoing Sections 3.6 and 3.7, AT may Transfer shares of Designated Common Stock (as calculated pursuant to the Purchase Agreement) to the extent that cash in an amount equal to the value of the then-current number of shares of Designated Common Stock based on the Average Trading Price is first deposited in an escrow or trust account for the benefit of the Company and its assignees under an agreement and terms to be reasonably agreed by the Company and AT.

3.9 Notwithstanding anything herein to the contrary, effective as of the third (3rd) anniversary of the Closing Date, the restrictions set forth in Section 3.6 through Section 3.8 shall terminate and be of no further force or effect (and any amounts then held in deposit pursuant to Section 3.8 shall promptly be released to AT).

3.10 “Transfer” means, directly or indirectly (whether by merger, operation of law or otherwise), to sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber any direct or indirect economic, voting or other rights in or to any Common Stock, including by means of (a) the Transfer of an interest in a Person that directly or indirectly holds such Common Stock (an “Indirect Transfer”), provided that an Indirect Transfer shall only be deemed a “Transfer” hereunder if effected for the purpose of circumventing the restrictions on Transfer contained in this Agreement as shall be reasonably determined by the Board on the basis of written materials and other information presented to it by one or both of the parties to the proposed Indirect Transfer or (b) a swap or other derivative based on any Common Stock.  “Transferred” and “Transferring” shall have correlative meanings; provided that “Transfer” shall not include any forfeiture of such number of shares of Common Stock required to be effected in accordance with Section 2.04, Section 2.06 or Article X of the Purchase Agreement.

3.11 Any stock certificates representing Common Stock held by a Teads Stockholder or its Affiliates shall include a legend referencing the transfer restrictions set forth herein and in the Company’s organizational documents, as applicable.

3.12 Nothing herein shall limit or release any restrictions on Transfer that apply by virtue of any applicable law, rule, regulation, or the order of any competent court or governmental authority.

4.	Miscellaneous.

4.1 Termination

(a) Sections 1.3 and 2 of this Agreement shall terminate in the event that an Event of Default occurs and such Event of Default is not remedied within 90 days.  “Event of Default” shall mean the Company (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness (as shall be defined in the definitive credit agreement to be entered into as part of the Debt Financing (the “Credit Agreement”, provided that, for purposes of this Section 4.1(a), Indebtedness under the Credit Agreement shall not be excluded from the definition of Material Indebtedness), when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Material Indebtedness.

(b) This Agreement shall terminate and be of no further force or effect upon (and contemporaneously with) the earlier of: (i) the mutual written agreement of the Company and each of the Teads Stockholders and (ii) the date on which there is no longer any Teads Stockholder which is a party to this Agreement.

4.2 Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including email or similar writing).  Each such notice, request or other communication shall be effective (a) if given by email, when such email is transmitted to the email specified in this Section 4.2 and delivered without receipt of any “bounceback” or similar notice indicating failure of delivery and (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 4.2 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 4.2 or (b) if given by any other means, when delivered at the address specified in this Section 4.2, or such other address or email as such party may hereafter specify for the purpose by notice to the other parties hereto:

if to the Company:

Outbrain Inc. 111 West 19th Street,(third floor) NY, NY 10011 Attention: Veronica Gonzalez Email: generalcounsel@outbrain.com; vgonzalez@outbrain.com with copies (not constituting notice) to:

Meitar Law Offices Abba Hillel Silver Road 16 Ramat Gan 5250608 Israel Email: dshamgar@meitar.com and dglatt@meitar.com Attention: Dan Shamgar, Adv. and David S. Glatt, Adv.

if to AT and any of the Teads Stockholders:

Altice Teads S.A. 1, rue Hildegard von Bingen L-1282 Luxembourg Grand Duchy of Luxembourg
Attention:	Natacha Marty Laurent Halimi
Email:	natacha.marty@altice.net laurent.halimi@altice.net

with a copy (not constituting notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001

Attention:
Thomas W. Greenberg;
Armand W. Grumberg;
Dohyun Kim

Email:
Thomas.Greenberg@skadden.com;
Armand.Grumberg@skadden.com;
Dohyun.Kim@skadden.com

4.3 Amendment; Waiver; Teads Stockholder Action.  This Agreement may be amended, supplemented or otherwise modified, and any provision hereof waived, only by a written instrument executed by the Company and AT.  Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  Any amendment, supplement or modification to this Agreement and any waiver of any term hereof effected in accordance with this Section 4.3 shall be binding on each party hereto and all of such party’s successors and permitted assigns, whether or not such successor or permitted assign entered into or approved such amendment, supplement or modification.  Consent or refusal to consent to any amendment, supplement, modification or waiver may be given or withheld by a party in its sole discretion.  AT shall be the sole and exclusive representative of the Teads Stockholders under this Agreement, unless and until AT assigns its role as representative hereunder to an Affiliate of AT (such Affiliate, the “Affiliate Representative”), and any action, consent or failure to act or consent by AT or the Affiliate Representative shall be deemed to be binding upon and made on behalf of all Teads Stockholders.  No Teads Stockholder may exercise any right or privilege under this Agreement other than exclusively through AT or the Affiliate Representative, provided that nothing herein shall be deemed to limit a Teads Stockholder from Transferring shares in compliance with this Agreement.  Any notice given and action taken by the Teads Stockholders shall be deemed duly taken upon written notice thereof given by AT or the Affiliate Representative, as applicable, in accordance with Section 4.2 and the Company shall be entitled to rely on any such communication or notice from AT or the Affiliate Representative, as applicable, as a communication or notice duly given by and in the name of the Teads Stockholders.

4.4 Further Assurances.  Each party hereto shall sign such further documents and do and perform and cause to be done such further acts and things as any other party hereto may reasonably request to the extent necessary to carry out the intent and accomplish the purposes of this Agreement.

4.5 Assignment.  This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned, except by any Teads Stockholder to any Affiliate that has executed a Joinder Agreement, without the express prior written consent of the other parties hereto and any attempted assignment without such consent will be null and void ab initio.

4.6 Third Parties.  This Agreement does not, other than as set forth in Sections 3.3 and 3.5, create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

4.7 Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

4.8 Jurisdiction; Waiver of Jury Trial.  Each of the parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any charge, audit, investigation, claim, action, suit, arbitration, litigation or proceeding by or before any governmental entity or any arbitration or mediation tribunal (an “Action”) relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County.  Each party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 4.2.  EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE ADMINISTRATION HEREOF.  NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 4.8.  NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 4.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

4.9 Specific Performance.  Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages.  Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at Law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

4.10 Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.  There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof other than those expressly set forth herein.  This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

4.11 Severability.  If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

4.12 Headings and Captions.  The headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

4.13 Counterparts.  This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

4.14 Effectiveness of This Agreement.  This Agreement shall become automatically effective upon the Closing under the Purchase Agreement, without the requirement of any further action by any Person, and until the Closing (if any), this Agreement shall be of no force or effect and shall create no rights or obligations on the part of any party hereto.

4.15 Confidentiality.  The Teads Designees will, and will cause their Affiliates and their and their respective representatives to, keep confidential any confidential, proprietary or nonpublic information concerning the Company and its subsidiaries and Affiliates (“Confidential Information”); provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by the Teads Designees, any of their Affiliates or any of their respective representatives (including any Teads Designee) in violation of this Section 4.15 or any other duty of confidentiality to the Company, (ii) at the time of disclosure is already in the possession of the Teads Stockholders, any of their Affiliates or any of their respective representatives, provided that such information is not known by such Persons to be subject to any duty or obligation (whether by agreement or otherwise) to keep such information confidential, or (iii) is independently developed by the Teads Stockholders, any of their Affiliates or any of their respective representatives without reference to, incorporation of, reliance on or other use of any Confidential Information.  Notwithstanding the foregoing, the Teads Designees shall be permitted to share Confidential Information with AT and its Affiliates and third-party pledgees for the purposes of performing their duties (including for tax, reporting and other legal or compliance purposes) or monitoring their investment in the Company (each of the foregoing, a “Permitted Purpose”); provided that such Persons are bound by an obligation to maintain confidentiality with respect to such Confidential Information to the same extent as AT.  In the event that the Teads Stockholders, any of their Affiliates or any of their or their respective representatives are requested or required by applicable Law, judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances the applicable Teads Stockholders, their Affiliates and their and their respective representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Company promptly so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure (in which case, the applicable Teads Stockholders shall use reasonable best efforts to assist the Company in this respect, shall disclose only such portion of the Confidential Information which counsel to the Teads Stockholders advises is legally required to be disclosed in order to avoid a citation for contempt or suffer another censure or penalty and shall, to the extent permitted by law, provide a copy of such Confidential Information disclosed to the Company).

4.16 Information Rights.

(a) For so long as this Agreement is in effect and provided that AT holds at least ten percent (10%) of the total voting power of the outstanding capital stock of the Company, the Company shall provide AT such reports and information relating to the financial condition, business, and corporate affairs of the Company as may reasonably be requested in writing by AT from time to time for a Permitted Purpose (and which request shall describe in reasonable detail the Permitted Purpose for which such reports and/or information are sought).

(b) The Company may refrain from providing any of the reports and information (such materials, “Restricted Materials”), or portions thereof (it being understood that the Company shall, to the extent practicable, provide the portions of any such reports or information that do not constitute Restricted Materials), that it would be otherwise required to provide pursuant to Section 4.16(a) to AT to the extent that it reasonably determines that (i) such Restricted Materials contain or comprise a Company trade secret or personal information (such as personally identifiable information), (ii) the disclosure of such Restricted Materials would be reasonably expected to adversely affect the attorney-client privilege between the Company and its counsel; provided that the Company uses reasonable efforts to disclose such information in a manner as would not adversely affect such privilege, (iii) the disclosure of such Restricted Materials would be reasonably expected to involve a conflict of interests or potential conflict of interests between the Company and the Teads Stockholders, or (iv) in the event that either AT is in material breach of its obligations under Section 1.3 or one of the Teads Stockholders or an Affiliate thereof that is subject to the restrictions under Section 2 above is in material breach of its obligations under Section 2 above and such breaching party fails to cure such breach (if curable) following a period of 10 Business Days from provision of reasonably detailed written notice of such breach by the Company to AT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

OUTBRAIN INC.

By:	/s/ David Kostman
Name: David Kostman
Title: CEO

ALTICE TEADS S.A.

By:	/s/ Laurent Halimi
Name: Laurent Halimi
Title: Authorized Person

Exhibit A

FORM OF JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders’ Agreement, dated as of February 3, 2025 (the “Stockholders’ Agreement”), by and between the Company and the Teads Stockholders party thereto.  Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders’ Agreement.

WHEREAS, on the date hereof, the Joining Party is acquiring Common Stock from [●] (the “Transferred Securities”) from a Teads Stockholder; and

WHEREAS, the Stockholders’ Agreement requires the Joining Party, as a condition to becoming a holder of the Transferred Securities as a Teads Stockholder, to agree in writing to be bound by the terms of the Stockholders’ Agreement, and the Joining Party agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder Agreement hereby agree as follows:

1.  Agreement to Be Bound.  The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Stockholders’ Agreement and a “Teads Stockholder” as if it had executed the Stockholders’ Agreement as of the date hereof.  The Joining Party hereby ratifies, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders’ Agreement, in each case as of the date hereof.  The Joining Party hereby represents and warrants to the Company that, as of the date hereof, it is a permitted transferee.

2.  Notice.  For purposes of Section 4.2 of the Stockholders’ Agreement, the Joining Party’s address is:

[●]
[●]
[●]
Attention:  [●]
Email:  [●]

with a copy (not constituting notice) to:

[●]
[●]
[●]
Attention:  [●]
Email:  [●]

3.  Headings and Captions.  The headings and captions contained in this Joinder Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Joinder Agreement or the intent of any provision hereof.

4.  Counterparts.  This Joinder Agreement may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Joinder Agreement (or amendment, as applicable).

5.  Governing Law.  This Joinder Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws thereof.

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